AGENCY AGREEMENT

        THIS AGREEMENT made the ____ day of ____________, 1988, by and between SELIGMAN MUTUAL BENEFIT PORTFOLIOS, INC., a corporation existing under the laws of the State of Maryland, having its principal place of business at One Bankers Trust Plaza New York, New York 10006 ("Fund"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 21 West 10th Street, Kansas City, Missouri 64105 ("IFTC"):

WITNESSETH:

        WHEREAS, Mutual Benefit Life Insurance Company ("Mutual Benefit
Life") has registered a Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 for the purpose of offering for sale and issuing certain variable annuity insurance contracts;

        WHEREAS, the Separate Account has been established to purchase only shares of the Fund;

        WHEREAS, the Fund has been established to sell shares only to the Separate Account except for shares sold to the Fund's Manager to capitalize the Fund;

        WHEREAS, Fund desires to appoint IFTC as Transfer Agent and Dividend Disbursing Agent for each Portfolio of the Fund which as of the date hereof includes the Seligman Cash Management Portfolio, Seligman Capital Portfolio, Seligman Common Stock Portfolio, Seligman Fixed Income Securities Portfolio and Seligman Income Portfolio ("Portfolio" or collectively "Portfolios") and IFTC desires to accept such appointment;

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Documents to be Filed with Appointment. In connection with the appointment of IFTC as Transfer Agent and Dividend Disbursing Agent for each Portfolio of Fund, there will be filed with IFTC the following documents:

A. A certified copy of the resolutions of the Board of Directors of Fund appointing IFTC as Transfer Agent and Dividend Disbursing Agent, approving the form of this Agreement, and individuals authorized to give written instructions and requests on behalf of Fund;

B. A certified copy of the Articles of Incorporation of Fund and all amendments thereto;

C       A certified copy of the Bylaws of Fund;

D. Copies of Registration Statements and amendments thereto, filed with the Securities and Exchange Commission.

E. Specimens of the signatures of the officers of the Fund and individuals authorized to sign written instructions and requests;

F.      An opinion of counsel for Fund with respect to:

1. Fund's organization and existence under the laws of its state of organization,

2. Status of all shares of stock of Fund covered by the appointment under the Securities Act of 1933, as amended, and any other applicable federal or state statute and

3. That all issued shares are, and all unissued shares will be, when issued, validly issued, fully paid and non-assessable.

2. Certain Representations and Warranties of IFTC. IFTC represents and warrants to Fund that:

A. It is a trust company duly organized and existing and in good standing under the laws of Missouri.

B.      It is duly qualified to carry on its business in the State of Missouri.

C. It is empowered under applicable laws and by its Articles of Incorporation and bylaws to enter into and perform the services contemplated in this Agreement.

D. It is registered as a transfer agent to the extent required under the Securities Exchange Act of 1934.

E. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

F. It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3. Certain Representations and Warranties of Fund. Fund represents and warrants to IFTC that:

A. It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.
B. it is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended.

C. A registration statement under the Securities Act of 1933 has been filed and will be effective with respect to all shares of Fund being offered for sale.

D. Fund is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

        4.       Scope of Appointment.

A. Subject to the conditions set forth in this Agreement, Fund and each Portfolio of Fund hereby employs and appoints IFTC as Transfer Agent and Dividend Disbursing Agent for each Portfolio of the Fund effective the 1st day of June, 1988.

B. IFTC hereby accepts such employment and appointment and agrees that it will act as each Portfolio and Fund's Transfer Agent and Dividend Disbursing Agent.

C. IFTC agrees to provide the necessary facilities, equipment and personnel to perform its duties and obligations hereunder in accordance with industry practice.

D. Fund agrees to use its best efforts to deliver to IFTC in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

E. IFTC agrees that it will perform all of the usual and ordinary services of Transfer Agent and Dividend Disbursing Agent and as Agent for the various shareholder accounts for a registered open-end investment management company which serves as the investment vehicle for a Separate Account of an insurance company which issues certain variable annuity contracts including, without limitation the following: maintaining all shareholder accounts, processing purchase, redemption and transfer requests received from the shareholders or its agent as provided herein, confirm transactions to the shareholder and the Fund, disburse payments with respect to redemptions to the accounts of shareholders of the Fund, and record on the books of the shareholder the reinvestment of any dividend and capital gain distributions in additional shares and all purchases, redemptions, and transfers and maintain and make available the records of the Fund and each portfolio of the Fund to the Fund and J. & W. Seligman & Co. Incorporated, the Fund's Manager, and their authorized directors, officers, employees and agents. Instructions with respect to purchases, redemptions and transfers may be accepted only from the shareholder, or an authorized representative of the shareholder's agent, Policyholder Service Corporation ("PSC") or an authorized representative of the governing body of the shareholder, Mutual Benefit Life.

5.      Limit of Authority.

        Unless otherwise expressly limited by the resolution of appointment or by subsequent action by the Fund, the appointment of IFTC as Transfer Agent will be construed to cover the full amount of authorized stock for the class or classes for which IFTC is appointed as the same will, from time to time, be constituted and any subsequent increases in such authorized amount.

        In case of such increase Fund will file with IFTC:

A. If the appointment of IFTC was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of Fund increasing the authority of IFTC;

B. A certified copy of the amendment to the Articles of Incorporation of Fund authorizing the increase of stock;

C. A certified copy of the order or consent of each governmental or regulatory authority required by law to consent to the issuance of the increased stock, and an opinion of counsel that the order or consent of no other governmental or regulatory authority is required;

D.      Opinion of counsel for Fund stating:

1. The status of the additional shares of stock of Fund under the Securities Act of 1933, as amended, and any other applicable federal or state statute; and

2. That the additional shares are, or when issued will be, validly issued, fully paid and non-assessable.

6.      Compensation and Expenses.

A. In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, Fund will pay to IFTC from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable out-of-pocket expenses, charges, counsel fees, and other disbursements incurred in connection with the agency. Such compensation will be set forth in a separate schedule to be agreed to by Fund and IFTC, a copy of which is attached hereto and incorporated herein by reference as though fully set out at this point. If and as permitted by applicable law, IFTC may charge against any monies held under this Agreement, the amount of any compensation, expense, loss, or liability for which IFTC shall be entitled to reimbursement under this Agreement.

B. Fund agrees to promptly reimburse IFTC for all reasonable out-of-pocket expenses or advances incurred by IFTC in connection with the performance of services under this Agreement, for postage (and first class mail insurance in connection with mailing stock certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used each year to record the previous year's transaction in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms.

7.      Operation of IFTC System.

A. In connection with the performance of its services under this Agreement, IFTC is responsible for such items as:

1. The accuracy of entries in IFTC's records reflecting orders and instructions received by IFTC from the shareholder, or authorized representatives of the shareholder, including PSC and Mutual Benefit Life, or the Fund;

2. The availability of shareholder account verifications, confirmations and other shareholder account information to be produced from its records or data;

3. The accurate and timely reporting and recording of dividend and distributions and the reinvestments thereof in accordance with instructions received from Fund;

4. The accuracy of redemption transactions and payments in accordance with redemption instructions received from the shareholder or authorized representatives of the shareholder including PSC or Mutual Benefit Life;

5. The deposit daily in Fund's appropriate special bank account of all checks and payments received from the shareholder, or an authorized representative of the shareholder including PSC or Mutual Benefit Life or the Fund.

6. The requiring of proper forms of instructions and authorizations supporting the legality of transfers, redemptions and other shareholder account transactions, all in conformance with IFTC's present procedures with respect to its activities as transfer and dividend disbursing agent for an investment company which serves as the investment vehicle for a Separate Account with such changes as may be required or approved by Fund; and

7. The maintenance of a current duplicate set of each Portfolio of the Fund and the Fund's essential records at a secure distant location, in a form available and usable forthwith in the event of any breakdown or disaster disrupting its main operation.

8.      Indemnification.

A       Except to the extent that IFTC is covered by and receives payment from any insurance required hereunder, IFTC will not be responsible for, and Fund will hold harmless and indemnify IFTC from and against any loss by or liability to the Fund or a third party, including attorney's fees, in connection with any claim or suit asserting any such liability arising out of or attributable to actions taken or omitted by IFTC pursuant to this Agreement, unless IFTC has acted negligently or in bad faith. The matters covered by this indemnification include but are not limited to those of
Section 12 hereof.

        Fund will be responsible for, and will have the right to conduct or control the defense of any litigation asserting liability against which IFTC is indemnified hereunder. IFTC will cooperate with the Fund by furnishing documents that the Fund needs in that defense and which are maintained by IFTC under this Agreement. IFTC will not be under any obligation to prosecute or defend any action or suit in respect of the agency relationship hereunder, which, in its opinion, may involve it in expense or liability, unless Fund will, as often as requested, furnish IFTC with reasonable, satisfactory security and indemnity against such expense or liability.

B. IFTC will hold harmless and indemnify Fund from and against any loss or liability arising out of IFTC's failure to comply with the terms of this Agreement or in breach of any representation or warranty of IFTC arising out of IFTC's negligence, willful misconduct, or bad faith.

9.      Certain Covenants of IFTC and Fund.

A. All requisite steps will be taken by Fund from time to time when and as necessary to register the Fund's shares for sale in all states in which Fund's shares shall at the time be offered for sale and require registration. If at any time Fund will receive notice of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the Federal securities laws affecting the sale of Fund's shares, Fund will give prompt notice thereof to IFTC. B. IFTC hereby agrees to perform such transfer agency functions as are attached hereto as Exhibit A and establish and maintain facilities and procedures reasonably acceptable to Fund for safekeeping of check forms, and facsimile signature imprinting deices, if any; and for the preparation or use, and for keeping account of, such forms and devices, and to carry insurance as specified in Exhibit B which will not be lowered without notice to Fund.

C. To the extent required by Section 31 of the Investment Company Act of 1940 as amended as Rules thereunder, IFTC agrees that all records maintained by IFTC relating to the services to be performed by IFTC under this Agreement are the property of Fund and will be preserved and will be surrendered promptly to Fund on request.

D. IFTC agrees to furnish Fund semi-annual reports of its financial condition consisting of a balance sheet, earnings statement and any other financial information reasonably requested by Fund. The annual financial statements will be certified by IFTC's certified public accountants.

E. IFTC represents and agrees that it will use its best efforts to keep current on the trends of the investment company industry relating to shareholder services of an investment company serving as an investment vehicle for a Separate Account and will use its best efforts to continue to modernize and improve its system without additional cost to Fund.

F. IFTC will permit Fund and its authorized representatives to make periodic inspections of its operations at reasonable time during business hours.

10.     Death, Resignation or Removal of Signing Officer.
Fund will file promptly with IFTC written notice of any change in the officers authorized to sign written instructions or requests, together with two signature cards bearing the specimen signature of each newly authorized officer.

11.     Future Amendments of Charter and Bylaws.
Fund will promptly file with IFTC copies of all material amendments to its Articles of Incorporation or bylaws made after the date of this Agreement.

12.     Instructions, Opinion of Counsel and Signatures.
At any time IFTC may apply to any officer of Fund for instructions, and may consult, with notice to the Fund, with legal counsel for fund or its own legal counsel at the expense of Fund, with respect to any matter arising in connection with the agency and it will not be liable for any action taken or omitted by it in good faith in reliance upon such instructions or upon the opinion of such counsel. IFTC will be protected in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons as provided for herein and will not be held to have notice of any change of authority of any person, until receipt of written notice thereof from Fund.

13.     Papers Subject to Approval of Counsel.
All documents filed in connection with such appointment and thereafter in connection with the agencies, will be subject to the approval of legal counsel for IFTC (which approval will be not unreasonably withheld).

14.      Certification of Documents.

The required copy of the Articles of Incorporation of Fund and copies of all amendments thereto will be certified by the Secretary of State (or other appropriate official) of the State of Incorporation, and if such Articles of Incorporation and amendments are required by law to be also filed with a county, city or other officer of official body, a certificate of such filing will appear on the certified copy submitted to IFTC. A copy of the order or consent of each governmental or regulatory authority required by law to the issuance of the stock will be certified by the Secretary of Clerk of such governmental or regulatory authority, under proper seal of such authority. The copy of the Bylaws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of Fund, will be certified by the Secretary or an Assistant Secretary of Fund under the corporate seal.

15.     Records.

IFTC will maintain customary records in connection with its agency, and particularly will maintain those records required to be maintained pursuant to sub-paragraph (2)(iv) of paragraph (b) of rule 31a-1, 31a-2 and 31a-3 under the Investment Company Act of 1940, if any.

16. Disposition of Books, Records and Canceled Certificates. IFTC will send periodically to Fund, or to where designated by the Secretary or an Assistant Secretary of Fund, all books, documents, and all records no longer deemed needed for current purposes upon the understanding that such books, documents and records, stock certificates will not be destroyed by Fund without the consent of IFTC (which consent will not be unreasonably withheld), but will be safely stored for possible future reference. In case of any request or demand for the inspection of the stock books of Fund or any other books in the possession of IFTC, IFTC will endeavor to notify Fund and to secure instructions as to permitting or refusing such inspection. IFTC reserves the right, however, to exhibit the stock books or other books to any person in case it is advised by its counsel that it may be held responsible for the failure to exhibit the stock books or other books to such person.

17.     Termination of Agreement.

A.      This Agreement may be terminated by either party upon receipt of ninety
(90) days written notice from the other party. B. Fund, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events:

1. Any interruption or cessation of operations by IFTC or its assigns which materially interferes with the business operation of Fund;

2. The bankruptcy of IFTC or its assigns or the appointment of a receiver for IFTC or its assigns;

3. Any merger, consolidation or sale of substantially all the assets of IFTC or its assigns;

4. The acquisition of a controlling interest in IFTC or its assigns, by any broker, dealer, investment adviser or investment company except as may presently exist; or

5. Failure by IFTC or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of Fund and which failure continues for thirty (30) days after receipt of written notice form Fund.

C. In the event of termination, Fund will promptly pay IFTC all amounts due to IFTC hereunder.

18.     Assignment.

A. Neither this Agreement nor any rights or obligations hereunder may be assigned by IFTC without the written consent of Fund; provided, however, no assignment will relieve IFTC of any of its obligations hereunder.

B. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

19.     Confidentiality.

A. IFTC agrees that, except as provided in the last sentence of Section 16 hereof, or as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the consent of Fund.

B. Fund agrees to keep confidential all financial statements and other financial records (other than statements and records relating solely to Fund's business dealings with IFTC) and all manuals, systems and other technical information and data, not publicly disclosed, relating to IFTC's operations and programs furnished to it by IFTC pursuant to this Agreement and will not disclose the same to any person except at the request or with the consent of IFTC.

20.     Survival of Representations and Warranties.

A. All representations and warranties by either party herein contained will survive the execution and delivery of this Agreement.

21.     Miscellaneous.
A. This Agreement is executed and delivered in the State of New York and shall be governed by the laws of said state.

B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.

C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.

D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

E. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.